EXHIBIT 10.1

October 5, 2011

Shelly Schaffer
[address]

Dear Shelly,

The purpose of this letter is to amend and restate certain provisions of your offer letter with Support.com, Inc., a Delaware Corporation (the “Company”) dated July 28, 2009, (the “Offer Letter”) following decisions of the Compensation Committee of the Board of Directors.

In your Offer Letter, the vesting of your stock options in the event of a change in control of the Company is addressed in the following language:

Notwithstanding anything in this letter agreement, the Plan or the applicable stock option agreements to the contrary, if the Company is subject to a Change of Control (as defined in the Stock Option Agreement) before your employment with the Company terminates and you are subject to an Involuntary Termination within 12 months on or after that Change of Control, then 50% of the then-unvested shares subject to the Option will become vested and exercisable at the time of such Involuntary Termination (as defined below). For stock options granted after the date of this letter, 75% of the then-unvested shares subject to those option grants will become vested and exercisable at the time of such Involuntary Termination.  Notwithstanding anything to the contrary in the Stock Option Agreement, a “going private” transaction shall not constitute a Change of Control.

The above language is deleted and in its place the following language is to be inserted:

Notwithstanding anything in this letter agreement, the Plan or the applicable stock option agreements to the contrary, if the Company is subject to a Change in Control (as defined in the Stock Option Agreement) before your employment with the Company terminates and you are subject to an Involuntary Termination within 12 months on or after that Change in Control, then one hundred percent (100%) of the then-unvested shares subject to the Option will become vested and exercisable at the time of such Involuntary Termination (as defined below). For stock options granted after the date of this letter, one hundred percent (100%) of the then-unvested shares subject to those option grants will become vested and exercisable at the time of such Involuntary Termination.  Notwithstanding anything to the contrary in the Stock Option Agreement, a “going private” transaction shall not constitute a Change in Control.

All other terms and conditions in your Offer Letter remain unchanged.

To indicate your acceptance of the Company’s offer, please sign, date, and return this letter to our Human Resources department. A duplicate original is enclosed for your records.

Yours sincerely,

/s/ Josh Pickus
Josh Pickus
President and Chief Executive Officer

By signing this Offer Letter, I hereby accept, acknowledge and agree to the terms and conditions as stated above.

On this 5th day of October, 2011.

/s/ Shelly Schaffer
Shelly Schaffer

Enclosure: Duplicate Letter